Exhibit 10.52

CONSENT TO SUB-SUBLEASE

THIS CONSENT TO SUB-SUBLEASE (this “Agreement”) is made as of January 30, 2015, by and among KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), RELATIONAL INVESTORS LLC, a Delaware limited liability company (“Tenant”), EVOFEM, INC., a Delaware corporation (“Subtenant”), and WOMANCARE GLOBAL TRADING, INC., a Delaware corporation (“Sub-subtenant”), and is made with regard to the following facts and objectives:

R E C I T A L S:

A.    Landlord and Tenant are parties to that certain Office Lease, dated as of June 1, 2004 (the “Office Lease”), as amended by that certain First Amendment to Office Lease, dated July 23, 2004 (“First Amendment”), that certain Release Agreement dated December 22, 2005 (the “Release Agreement”), that certain Second Amendment to Office Lease dated May 1, 2014 (the “Second Amendment”), and that certain Third Amendment to Office Lease dated December 31, 2014 (the “Third Amendment”), for approximately 15,784 rentable square feet commonly known as Suite 600 (the “Premises”), located on the sixth (6th) floor of that certain building located at 12400 High Bluff Drive, San Diego, California 92130 (“Building”). The Office Lease, the First Amendment, the Release Agreement, the Second Amendment and the Third Amendment are hereinafter collectively referred to as the “Master Lease.”

B.    Tenant, as sublandlord, and EvoFem, Inc., a Delaware corporation, as subtenant, entered into that certain Sublease dated January 30, 2015 (the “Sublease”), which Sublease was consented to by Landlord pursuant to that certain Consent to Sublease Agreement dated as of January 30, 2015 (the “Consent to Sublease Pursuant to the Sublease Tenant subleases to Subtenant and Subtenant subleases from Tenant the entirety of the Premises, as more particularly described in the Sublease (the “Sublease Premises”).

C.    Under the terms of Article 14 of the Master Lease, Tenant and Subtenant have requested Landlord’s consent to that certain Sublease dated January 30 2015 (the “Sub-Sublease”), pursuant to which Subtenant subleases a portion of the Sublease Premises (the “Sub-sublease Premises”) to Sub-subtenant, as more particularly described in the Sub-Sublease for a term commencing on or about February 1, 2015, and expiring on March 31, 2020. A copy of the Sub-Sublease is attached to this Agreement as Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1.	Intentionally Deleted.

2.    Landlord’s Consent. Landlord consents to the Sub-Sublease. The consent is granted only on the terms and conditions stated in this Agreement. Landlord is not bound by any of the terms, covenants or conditions of the Sub-Sublease. The Sub-Sublease is subject and subordinate to the Master Lease. Accordingly, Landlord’s consent pursuant to the terms hereof shall not be deemed to be Landlord’s consent to any alteration of the Sub-Sublease Premises not set forth in the Sub-Sublease nor entitle Sub-subtenant to any additional signage other than as set forth in the Sub-Sublease. Sub-subtenant acknowledges for the benefit of Landlord that Sub-subtenant accepts the Sub-Sublease Premises in their presently existing “as-is” condition and that Landlord has made no representation or warranty to Sub-subtenant as to the compliance of the Sub-Sublease Premises with any law, statute, ordinance, rule or regulation. Nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Sub-Sublease or any plan or drawing referred to or contained therein (except as may be expressly provided herein). Notwithstanding anything to the contrary contained in the Sub-Sublease, except as may be set forth herein, in no event shall the Sub-Sublease be deemed to amend the Master Lease.

3.    Tenant, Subtenant or Sub-subtenant Default. If Tenant, Subtenant or Sub-subtenant violates any of the terms of this Agreement, or if any representation by Tenant, Subtenant or Sub-subtenant in this Agreement is untrue in any material respect, or if Sub-subtenant takes any action which would constitute a default under the Master Lease, then Landlord may declare the Master Lease to be in default and avail itself of all remedies provided at law or in equity or under the Master Lease with respect to defaults. Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Master Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies.

4.    Nonrelease of Tenant; Further Transfers. Neither the Sub-Sublease nor this Agreement shall release or discharge Tenant from any liability, whether past, present or future, as Tenant under the Master Lease or alter the primary liability of Tenant to pay the Base Rent and any additional rent and perform all of Tenant’s obligations under the Master Lease (including the payment of all invoices rendered by Landlord for charges incurred by Tenant for services and materials supplied to the Sub-Sublease Premises by Landlord, if any), Neither the Sub-Sublease nor this Agreement shall be construed as a waiver of Landlord’s right to consent to any further subletting either by Tenant, by Subtenant or by Sub-subtenant, or to any assignment by Tenant if the Master Lease or assignment by Sub-subtenant of the Sub-Sublease after the date hereof, or as a consent to any portion of the Sub-Sublease Premises being used or occupied by any other party other than Sub-subtenant. Landlord may consent to an assignment of the Master Lease or any amendments or modifications thereto without notifying Sub-subtenant and without obtaining Sub-subtenant’s consent, and to further sublettings or assignments of the Sub-Sublease or any amendments or modifications thereto without notifying Tenant and without obtaining Tenant’s consent. No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Sub-Sublease Premises.

5.    Relationship with Landlord. In the event a default (beyond applicable notice and cure periods) shall occur in the performance of Tenant’s obligations under the Master Lease, Tenant shall be deemed to have assigned and transferred to Landlord (without the necessity of any further documentation or notice) the Tenant’s interest in the Sub-Sublease and all rentals and income arising therefrom, subject to the terms of this Section 5. Sub-subtenant, without any offset of rent, hereby expressly waives the right to enforce any such provision of the Sub-Sublease, Master Lease or this Agreement against Landlord. If Tenant defaults in the performance of its obligations to Landlord under Section 19.1 of the Master Lease (whether or not Landlord terminates the Master Lease), Landlord may, as provided by Section 19.2 of the Master Lease, at its option, by notice to Tenant, either (i) terminate the Sub-Sublease; or (ii) elect to receive and collect, directly from Sub-subtenant, all rent and any other sums owing and to be owed under the Sub-Sublease, as further set forth in Section 5.1, below, or (iii) elect to succeed to Tenant’s interest in the Sub-Sublease and to cause Sub-subtenant to attorn to Landlord, as further set forth in Section 5.2, below.

5.1    Landlord’s Election to Receive Rents. Landlord shall not, by reason of the Sub-Sublease, nor by reason of the collection of rents or any other sums from the Sub-subtenant pursuant to Section 5(ii), above, be deemed liable to Sub-subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Sub-subtenant, upon receipt of any written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under the Master Lease, to pay to Landlord the rents and any other sums due and to become due under the Sub-Sublease. Tenant agrees that Sub-subtenant shall have the right to rely upon any such statement and request from Landlord, and that Sub-subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Sub-subtenant for any such rents or any other sums so paid by Sub-subtenant to Landlord. Landlord shall credit Tenant with any rent received by Landlord under such assignment, but the acceptance of any payment on account of rent from the Sub-subtenant as the result of any such default shall in no manner whatsoever be deemed an attornment by the Landlord to Sub-subtenant or by Sub-subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Master Lease or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Master Lease. Notwithstanding the foregoing, any other payment of rent from the Sub-subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by the Sub-subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

5.2    Landlord’s Election of Tenant’s Attornment. In the event Landlord elects, at its option, to cause Sub-subtenant to attorn to Landlord pursuant to Section 5(iii), above, Landlord will not be: (i) liable for any rent paid by Sub-subtenant to Tenant more than one (1) month in advance, or any security deposit paid by Sub-subtenant to Tenant; (ii) liable for any act or omission of Tenant under the Master Lease or for any default of Tenant under the Sub-Sublease which occurred prior to the Landlord’s assumption; (iii) subject to any defenses or offsets that Sub-subtenant may have against Tenant which arose prior to Landlord’s assumption of the Sub-Sublease; (iv) bound by any changes or modifications made to the Sub-Sublease without the written consent of Landlord; or (v) obligated to provide to Sub-subtenant any services provided to Sub-subtenant under the terms of the Sub-Sublease that are not services customarily provided by Landlord to its tenants or that are not required to be provided to Tenant pursuant to the Master Lease. Sub-subtenant, without any offset of rent, hereby expressly waives the right to enforce any such provisions of the Sub-Sublease, Master Lease or this Agreement against Landlord.

5.3    Landlord Exculpation. The liability of Landlord or the “Landlord Parties,” as that term is defined in Section 10.1 of the Master Lease, to Sub-subtenant for any default by Landlord under this Agreement or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Building, the Premises or the Sub-Sublease Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building. Neither Landlord nor any of the Landlord Parties shall have any personal liability therefor, and Sub-subtenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Sub-subtenant. The limitations of liability contained in this Section 5.3 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Agreement. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Sub-subtenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

6.    Processing Fees. Pursuant to Section 14.1 of the Master Lease, upon demand, Tenant agrees to Landlord’s review and processing fees as well as any reasonable professional fees in an amount not to exceed $500.00. Tenant shall reimburse said costs within thirty (30) days of Landlord’s written request therefor.

7.    Notices.    Any notice that may or must be given by any party under this Agreement will be delivered (i) personally, (ii) by certified mail, return receipt requested, or (iii) by a nationally recognized overnight courier, addressed to the party to whom it is intended. Any notice given to Landlord, Tenant or Sub-subtenant shall be sent to the respective address set forth below, or to such other address as that party may designate for service of notice by a notice given in accordance with the provisions of this Section 7, and any such notice shall be deemed delivered (A) when delivery is attempted, if delivered personally, (B) three (3) business days after deposit into the United States mail, or (C) the first business day following deposit with a nationally recognized overnight courier.

To Landlord:	Kilroy Realty, L.P.
12200 W. Olympic Blvd., Suite 200
Los Angeles, CA 90064
Attn: Legal Department

With a copy to:	Kilroy Realty, L.P.
3611 Valley Centre Drive, Suite 550
San Diego, CA 92130
Attn: Asset Management

To Tenant:	Relational Investors LLC
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
Attn: Jay Sitlani

To Subtenant:	EvoFem Inc.
12400 High Bluff, Suite 600
San Diego, California 92130
Attention: Chief Financial Officer
(After Sublease Commencement Date)

with a copy to:	K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
Attn: Adam C. Lenain

To Sub-subtenant:	WomanCare Global Trading Inc.
8910 University Center Lane,
Suite 120
San Diego, CA 92122
Attn:
(Prior to the Sub-sublease Commencement Date)

WomanCare Global Trading Inc.
12400 High Bluff, Suite 600
San Diego, California 92130
Attn:
(After the Sub-sublease Commencement Date)

8.    General Provisions.

8.1    Consideration for Sub-Sublease. Tenant, Subtenant and Sub-subtenant each represents and warrants that, except as otherwise specifically provided in the Sub-Sublease, no rent or other consideration is being paid or is payable to Subtenant by Sub-subtenant for the right to use or occupy the Sub-Sublease Premises or for the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property in excess of the pro-rata portion of the fixed rent and any additional rent payable pursuant to the Master Lease (collectively, the “Rent”) for the Sub-Sublease Premises, and if such rent or other consideration exceeds such pro-rata portion of the Rent, Tenant shall comply with Section 14.3 of the Master Lease and pay such excess to Landlord in accordance with the provisions of the Master Lease.

8.2    Brokerage Commission. Tenant, Subtenant and Sub-subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finder’s fees or other compensation in connection with the Sub-Sublease or procuring possession of the Sub-Sublease Premises. Tenant, Subtenant and Sub-subtenant, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement consent order, judgment or decree entered into on its behalf. The provisions of this Section 8.2 shall survive the expiration or sooner termination of the Master Lease or Sub-Sublease.

8.3    Recapture. This Agreement shall in no manner be construed as limiting Landlord’s ability to exercise its rights to recapture any portion of the Premises, as set forth in Section 14.4 of the Master Lease, in the event of a proposed future sublease or assignment of such portion of the Premises.

8.4    Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the choice of law provisions thereof.

8.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.

8.6    Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.

8.7    Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

8.8    Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

8.9 General Indemnity. Tenant, Subtenant and Sub-subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from the use, occupancy, conduct or management of the Sub-Sublease Premises by Sub-subtenant, or its agents, employees, contractors, representatives, invitees, or visitors, or Sub-subtenant’s business activities therein. If any proceeding is brought against Landlord by reason of any such claim, Tenant, Subtenant and Sub-subtenant, jointly and severally, shall be responsible for Landlord’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claim, Sub-subtenant, Subtenant and/or Tenant, upon written notice from Landlord, shall, at Tenant’s, Subtenant’s or Sub-subtenant’s sole cost and expense, as the case may be, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord’s prior written approval. The provisions of this Section 8.9 shall survive the expiration or earlier termination of the term of the Sub-Sublease or the Master Lease. The indemnity and any right granted to Landlord pursuant to this section shall be in addition to, and not in limitation of Landlord’s rights under the Master Lease.

8.10    Entire Agreement. The parties intend this Section 8.10 to be a conclusive recital of fact pursuant to Section 622 of the California Evidence code. This Agreement supersedes any prior consent to Sub-Sublease, oral or written, and contains the entire agreement between the parties on the subject matter hereof. This Agreement is intended to be a final expression of the agreement of the parties and is an integrated agreement within the meaning of Section 1856 of the California Code of Civil Procedure (the Parol Evidence Rule). There are no contemporaneous separate written or oral agreements between the parties in any way related to the subject matter of this Agreement, except for the Master Lease and the Sub-Sublease. No subsequent agreement, representation or promise made by any party hereto, or by or to any employee, officer, agent or representative of any party hereto, shall be of any effect unless it is in writing and executed by all of the parties to be bound thereby.

8.11    Authority; Due Organization. Each person executing this Agreement on behalf of any party, corporation, partnership or other entity which is a party hereto represents and warrants that he or she is duly authorized to execute and deliver this Agreement on such party’s behalf and to bind such party hereto. Each party represents and warrants that (a) this Agreement is valid, binding and enforceable; (b) it is a duly organized corporation, limited partnership or general partnership and is authorized to enter into this Agreement by its board of directors or partners in accordance with its organizational documents; (c) all steps have been taken prior to the date hereof to qualify all parties to do business in California; and (d) all forms, reports, fees and other corporate or partnership documents necessary to comply with applicable laws will be filed when due.

8.12    Capitalized Terms. All terms spelled with initial capital letters in this Agreement that are not expressly defined in this Agreement will have the respective meanings given such terms in the Master Lease. Except as herein and previously amended the Master Lease is hereby ratified, affirmed and approved. Landlord, Tenant, Subtenant and Sub-subtenant acknowledge and agree that to their best information and belief no default exists under the Master Lease.

8.13    Counterparts. This Agreement may be executed in any number of identical counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the above date.

Landlord:

KILROY REALTY, L.P., a Delaware limited partnership

By:	KILROY REALTY CORPORATION,
a Maryland corporation, general partner

	By:	/s/ Brian Galligan
	Name:	Brian Galligan
	Title:	SVP Asset Management, SD/OC

	By:	/s/ John T. Fucci
	Name:	John T. Fucci
	Title:	Sr. Vice President Asset Management

Tenant:

RELATIONAL INVESTORS LLC, a Delaware limited liability company,

By:	/s/ David H. Batchelder
Name:	David H. Batchelder
Title:	Managing Member

By:	/s/ Jay Sitlani
Name:	Jay Sitlani
Title:	CFO

Subtenant:

EVOFEM, INC., a Delaware corporation

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	CEO

By:	/s/ Chad Putnam
Name:	Chad Putnam
Title:	CFO

Sub-Subtenant:

WOMANCARE GLOBAL TRADING, INC., a Delaware corporation

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	CEO

By:	/s/ Karen Jordan
Name:	Karen Jordan
Title:	VP Financing

EXHIBIT A

THE SUB-SUBLEASE

[[TO BE ATTACHED]]